Exhibit 5.1
October 23, 2008
Harman International Industries, Incorporated
400 Atlantic Blvd., Suite 1500
Stamford, CT 06901

Re:	Registration Statement on Form S-3 filed by Harman International Industries, Incorporated
Ladies and Gentlemen:
     We have acted as counsel for Harman International Industries, Incorporated, a Delaware corporation (the “Company”), in connection with the registration of the sale from time to time, on a delayed basis, by certain of the Company’s security holders of $400,000,000 aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2012 (the “Notes”), and the underlying shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes (the “Shares” and, together with the Notes, the “Securities”), in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Notes were issued under the Indenture, dated as of October 23, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Securities may be sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:
     1. The Notes constitute valid and binding obligations of the Company.
     2. The Shares have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
     3. When issued in accordance with the terms of the Rights Agreement, dated as of December 13, 1999, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.

Harman International Industries, Incorporated
October 23, 2008

     In rendering the foregoing opinions, we have assumed that the resolutions authorizing the issuance, offer and sale of the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold, and that the Company will not take any action inconsistent with such resolutions.
     For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinions expressed in paragraphs 1 and 2 above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the General Corporation Law of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 3 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day